                                              REGISTRATION STATEMENT ON FORM S-3
                                               (NOS. 333-63475 AND 333-63475-01)
                                               FILING PURSUANT TO RULE 424(B)(2)

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED
OCTOBER 14, 1998)

                            CCA PRISON REALTY TRUST

                             362,731 COMMON SHARES

                             ---------------------

     The 362,731 common shares, par value $0.01 per share (the "Common Shares"), of CCA Prison Realty Trust (the "Company") offered hereby are being offered by the Company to an institutional investor in a directly negotiated transaction at a purchase price of $19.298 per share and an aggregate purchase price of $7,000,000. The Common Shares to be sold hereby have been approved for issuance on the New York Stock Exchange, subject to official notice of issuance.

     The Company intends to use the net proceeds from the sale of the Common Shares for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) future acquisitions (including acquisitions of companies and/or other real estate properties in accordance with the Company's business objectives and strategy), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any of the Common Shares in short-term investment grade instruments, interest bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or may use them to reduce short-term indebtedness.

     The Company is a self-administered and self-managed real estate investment trust ("REIT"). The principal business of the Company is the ownership and development of correctional and detention facilities and the leasing of such facilities under long-term leases to qualified third-party operators. As of September 25, 1998, the Company owned 20 correctional and detention facilities with a total design capacity of 16,030 beds. The Company currently has one facility under construction which has a total design capacity of approximately 528 beds and is expected to be completed in November of 1998. Additionally, the Company has an option to acquire from Corrections Corporation of America up to eleven additional facilities with an aggregate design capacity of 11,450 beds, which are currently under construction or development.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

           The date of this Prospectus Supplement is October 14, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT.......................................  S-1

                            PROSPECTUS
The Company.................................................    1
Corrections Corporation of America..........................    3
Material Risk Factors.......................................    5
Use of Proceeds.............................................   14
Ratio of Earnings to Combined Fixed Charges and Preferred
  Share Dividends...........................................   15
Description of Capital Shares...............................   16
Plan of Distribution........................................   21
Material Federal Income Tax Consequences....................   22
ERISA Considerations........................................   33
Legal Matters...............................................   33
Experts.....................................................   33

PROSPECTUS

                                  $500,000,000

                            CCA PRISON REALTY TRUST
                                 COMMON SHARES
                              PREFERRED SHARES AND
                        COMMON SHARE PURCHASE RIGHTS OR
                                    WARRANTS
                             ---------------------
    CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), may offer from time to time, together or separately, in one or more series (i) common shares, par value $0.01 per share, of the Company (the "Common Shares"); (ii) preferred shares, par value $0.01 per share, of the Company (the "Preferred Shares"); and (iii) rights or warrants to purchase Common Shares of the Company (the "Common Share Purchase Rights"), with an aggregate public offering price not to exceed $500,000,000. The Common Shares, Preferred Shares and Common Share Purchase Rights (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of offering and as set forth in a supplement to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Shares, any offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any distribution, any return of capital, liquidation, redemption, conversion, voting and other rights, and any offering price; and (iii) in the case of Common Share Purchase Rights, the duration, offering price, exercise price and any reallocation of Common Share Purchase Rights not initially subscribed. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, when necessary, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol PZN. The Company's 8.0% Series A Cumulative Preferred Shares, liquidation preference $25.00 per share (the "Series A Preferred Shares"), are also listed on the NYSE, under the symbol "PZN Pr A."

    From the date hereof until consummation of the proposed merger between the Company and Corrections Corporation of America described herein, the Company will not issue a number of Common Shares or securities convertible into Common Shares which would cause the shareholders of Prison Realty to own more than 50% of the common stock of the surviving company.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arranged between or among them will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of the Offered Securities.

    Under the rules of the Securities and Exchange Commission, Corrections Corporation of America, a Tennessee corporation ("CCA"), is deemed to be a co-registrant with respect to the Offered Securities.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made herein shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.
                             ---------------------
     SEE "MATERIAL RISK FACTORS" (BEGINNING ON PAGE 5 OF THIS PROSPECTUS) FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED SECURITIES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------
                The date of this Prospectus is October 14, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company and CCA are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith both file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company and CCA with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission also maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information on registrants that must file such material with the Commission electronically, such as the Company and CCA. The Commission's address on the World Wide Web is "http://www.sec.gov." The Company's Common Shares and Series A Preferred Shares and CCA's common stock are listed on the NYSE, and similar information with respect to both companies can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and CCA with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, CCA and the Offered Securities. Statements contained herein concerning the provisions of any documents filed as exhibits to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed and each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows the Company and CCA to "incorporate by reference" certain information into this Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     The following documents that the Company and CCA have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the Prospectus.

                                  THE COMPANY

     (1) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, as filed March 18, 1998, and amended on March 30, 1998.

     (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, as filed May 15, 1998 and June 30, 1998, as filed August 14, 1998.

     (3) The Company's Current Reports on Form 8-K dated April 22, 1998, May 4, 1998 and September 30, 1998.

     (4) The description of the Company's Common Shares contained in its Registration Statement on Form 8-A, filed with the Commission on May 28, 1997.

                                      CCA

     (1) CCA's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, as filed on March 30, 1998, and amended on September 16, 1998 and September 25, 1998.

     (2) CCA's Quarterly Reports on Form 10-Q/A for the period ended March 31, 1998, as filed May 15, 1998 and amended on June 5, 1998; and for the period ended June 30, 1998, as filed August 14, 1998 and amended on September 29, 1998.

     (3) CCA's Current Report on Form 8-K dated April 22, 1998 and September 30, 1998.

     (4) CCA's Registration Statement on Form 8-B, filed with the Commission on July 10, 1997.

     All other documents and reports filed with the Commission by the Company or CCA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and CCA will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the applicable document). Requests should be directed to the following:

                 THE COMPANY                                        CCA
                 -----------                                        ---
    10 Burton Hills Boulevard, Suite 100                 10 Burton Hills Boulevard
         Nashville, Tennessee 37215                     Nashville, Tennessee 37215
               (615) 263-0200                                 (615) 263-3000
            Attn: Vida H. Carroll                          Attn: Peggy Lawrence

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This Prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Company's and CCA's expectations concerning their future profitability, their operating and growth strategies, including strategic acquisitions, both pending and potential, and their assumptions regarding certain matters. Also, when any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans," or similar terms or expressions are used in this Prospectus, forward-looking statements are being made. In addition, forward-looking statements may be included in various other documents issued in the future and in various oral statements by representatives of the Company and CCA to securities analysts and potential investors from time to time. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the factors set forth under the caption "Material Risk Factors" in this Prospectus, which could cause the future results and shareholder values to differ materially from those expressed in the forward-looking statements. Although the Company and CCA believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus will prove to be accurate. In the light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by the Company or CCA or any other person that the objectives and plans of the Company or CCA will be achieved. In addition, the Company and CCA do not intend to, and are not obligated to, update these forward-looking statements after they distribute this Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

                                  THE COMPANY

GENERAL

     The Company was formed on April 23, 1997 as a real estate investment trust under the laws of the State of Maryland to acquire, develop, and lease private and public correctional and detention facilities. The Company has elected to be taxed and has operated so as to qualify as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1997.

     On July 18, 1997, the Company commenced operations upon the completion of its initial public offering of 21,275,000 of its Common Shares (including 2,775,000 shares issued as a result of the exercise of an over-allotment option by the underwriters). The Common Shares were issued at an initial offering price of $21.00 per share, generating gross proceeds to the Company of $446.8 million. The aggregate proceeds to the Company, net of the underwriters' discount and offering costs, were approximately $412.1 million, $308.1 million of which were used to purchase nine correctional and detention facilities from CCA.

     The Company was formed to capitalize on the opportunities created by the perceived trend towards increased privatization in the corrections and detention industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company is to own and develop correctional and detention facilities that meet the Company's investment criteria, to acquire such facilities from both private prison managers and government entities, to expand the design capacity of its existing facilities and to lease all such facilities under long-term leases to qualified third-party operators. As of September 25, 1998, the Company owned 20 correctional and detention facilities, with a total design capacity of 16,030 beds. In addition, the Company currently has one facility under construction which has a total design capacity of approximately 528 beds and is expected to be completed in November of 1998. The Company also has options to acquire up to 11 additional facilities from CCA, with an aggregate design capacity of 11,450 beds which are currently under construction or development by CCA (the "Option Facilities"). In addition, the Company has entered into a right to purchase agreement with CCA, whereby the Company holds an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the date on which inmates are first received with respect to such facility (the "Right to Purchase Agreement"). The Company is the largest self-administered and self-managed, publicly-traded REIT in the United States focused on owning and acquiring correctional and detention facilities.

     The Company leases 17 of its facilities to CCA, which manages the facilities (CCA also manages one of the Company's other facilities which is leased to the State of North Carolina). CCA is the largest developer and manager of privatized correctional and detention facilities worldwide. The Company has entered into a definitive agreement with CCA relative to a proposed business combination of the two entities (the "Merger"). For a further discussion of the proposed Merger, see "-- Recent Developments -- Pending Merger." The Company also leases one of its facilities to a private operator other than CCA and two of its facilities to government entities, all pursuant to terms materially consistent with the leases with CCA.

     As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes its earnings to its shareholders and maintains its qualification as a REIT. In order to qualify as a REIT, the Company's income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of a correctional facility). Accordingly, the Company is precluded from operating the correctional and detention facilities that it owns and, as a consequence, intends to lease all such properties pursuant to long-term non-cancellable leases.

     The Company's executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, and its telephone number is (615) 263-0200.

RECENT DEVELOPMENTS

  PENDING MERGER

     On September 29, 1998, the Company, CCA, and Prison Realty Corporation, a newly formed Maryland corporation ("New Prison Realty"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") relative to the proposed Merger. Under the terms of the Merger Agreement: (i) holders of the Company's Common Shares and the Company's Series A Preferred Shares will continue to own 1.0 share of New Prison Realty for each share they currently own; and (ii) holders of shares of CCA's common stock, par value $1.00 per share (the "CCA Common Stock"), will obtain the right to receive 0.875 share of New Prison Realty for each share of CCA Common Stock they currently own. New Prison Realty will elect to be taxed and expects to operate so as to qualify as a REIT for federal income tax purposes. The proposed Merger and the Merger Agreement are more fully described in the Company's Current Report on Form 8-K filed with the Commission on September 29, 1998, which is incorporated herein by reference. The contents of the Company's and CCA's Joint Proxy Statement prepared with respect to the Merger are included in the Registration Statement on Form S-4 filed by New Prison Realty in connection with the Merger on September 30, 1998.

  RECENT ACQUISITIONS OF ASSETS

     The Company has historically focused its investments on privately-managed facilities which are owned and operated by CCA or its subsidiaries. However, the Company has pursued and is continuing to pursue other opportunities, including acquisitions and leasebacks of, or financings for, facilities owned and operated by various government entities and private operators other than CCA. The Company believes it has significant access to potential development and acquisition opportunities through its relationship with CCA and the experience and industry contacts of the Company's Board of Trustees and management, particularly those of J. Michael Quinlan, the Company's Chief Executive Officer and a member of its Board of Trustees and former head of the Federal Bureau of Prisons.

     On April 17, 1998, the Company and its wholly-owned subsidiary USCA Corporation ("USCA"), on the one hand, and U.S. Corrections Corporation, a privately-held owner and former operator of correctional and detention facilities ("USCC"), on the other hand, entered into and completed an agreement of merger, whereby USCA merged with and into USCC and the Company acquired all of the outstanding capital stock and derivative securities of USCC (the "USCC Merger") in exchange for a cash payment to the shareholders of USCC of approximately $157.0 million. As a result of the USCC Merger, the Company also assumed certain liabilities of USCC. Immediately prior to the USCC Merger, CCA purchased USCC's facility management contracts and the corresponding enterprise value of operations from USCC for $10.0 million in cash. Accordingly, as a result of the USCC Merger, the Company acquired only real estate properties.

     By virtue of the USCC Merger, the Company acquired four correctional and detention facilities in Kentucky, one in Ohio and two, in North Carolina, one of which is currently under construction. Such facilities currently have an aggregate design capacity of approximately 5,200 beds. The Company leases the Kentucky facilities to CCA; leases the completed North Carolina facility to the State of North Carolina, who has contracted with CCA to operate the facility; and expects to lease the North Carolina facility currently under construction to the State of North Carolina, who will contract with CCA to operate the facility. In addition, the Company continues to lease the Ohio facility to Hamilton County, Ohio.

     On May 4, 1998, the Company purchased the Leo Chesney Center, a 200 bed correctional facility located in Live Oak, California. The facility, acquired for a purchase price of approximately $5.1 million, is leased to and operated by Cornell Corrections Corporation under a contract with the California Department of Corrections. The Company is currently expanding the facility to increase the rated capacity by approximately 72 beds.

     In June of this year, the Company began the development of two educational facilities, one in Houston, Texas, and one in Dallas, Texas, for Community Education Partners, Inc., a privately-held Delaware corporation ("CEP"), which develops and operates publicly funded, privately operated alternative education programs for at-risk youth. The Company intends to renovate and lease these facilities to CEP pursuant to terms and conditions materially consistent with the Company's current relationship with private prison operators.

  BANK FINANCING

     On July 31, 1998, the Company entered into an Amended and Restated Credit Agreement with a syndication of banks arranged by First Union National Bank ("First Union"), NationsBank, N.A. ("NationsBank"), and Canadian Imperial Bank of Commerce ("CIBC"), whereby the Company's existing revolving credit facility was increased from $225.0 million to $300.0 million (the "Company Credit Facility"). The Company Credit Facility will mature on July 18, 2000. The proceeds from the Company Credit Facility are being used for the acquisition of additional correctional and detention facilities as well as for working capital and general corporate purposes. As of September 25, 1998, the Company had a total indebtedness of approximately $236.7 million under the Company Credit Facility.

  SERIES A PREFERRED SHARE OFFERING

     On January 30, 1998, the Company concluded a public offering of 4,300,000 of its Series A Preferred Shares (including 300,000 shares sold on February 27, 1998, pursuant to the underwriters' over-allotment option) in an aggregate principal amount of $107.5 million. The Company used the net proceeds from the offering, equal to approximately $103.5 million after deduction of the underwriting discount and estimated offering expenses, to repay outstanding indebtedness under its credit facility and to acquire additional correctional and detention facilities.

     The Series A Preferred Shares are redeemable at any time on or after January 30, 2003, at $25.00 per share, plus dividends accrued and unpaid to the redemption date. The Series A Preferred Shares have no stated maturity, sinking fund provision or a mandatory redemption and are not convertible into any other securities of the Company. Dividends on the Series A Preferred Shares are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the 15th day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, and at a fixed annual rate of 8.0%.

     The Series A Preferred Shares rank senior to the Company's Common Shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding-up of the Company.

                       CORRECTIONS CORPORATION OF AMERICA

GENERAL

     CCA, a Tennessee corporation, is the largest developer and manager of privatized correctional and detention facilities worldwide. CCA's facilities are located in 22 states, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of September 25, 1998, CCA had contracts to manage 78 correctional and detention facilities with an aggregate design capacity of 63,308 beds. Of these 78 facilities, 65 facilities, with an aggregate design capacity of 46,886 beds, are currently in operation and 13 are under development by CCA. Of the 13 facilities under development, ten will be financed and owned by CCA and will be subject to an option to purchase by the Company. CCA, through its United Kingdom joint venture, UK Detention Services, manages one facility in the United Kingdom and, through its Australian joint venture, Corrections Corporation of Australia, Pty. Ltd., manages two facilities in Australia. Of the 13 facilities under development by CCA, five are scheduled to commence operations during 1998. In addition, at September 25, 1998, CCA had outstanding written responses to requests for proposal and other solicitations for an additional 13 projects with an aggregate design capacity of 8,716 beds.

     The services provided by CCA to government agencies include the integrated design, construction and management of new correctional and detention facilities and the redesign, renovation and management of older facilities. In addition to providing the fundamental residential services relating to adult and juvenile inmates, CCA's facilities offer a large variety of rehabilitation and education programs including basic education, life skills and employment training and substance abuse treatment. CCA also provides health care (including medical, dental and psychiatric services), institutional food services, transportation requirements, and work and recreational programs. Management of CCA believes that its proven ability to deliver a full range of high quality correctional and detention facility management services on a cost-effective and efficient basis to government agencies provides such agencies with sufficient incentives to choose CCA when awarding new contracts or renewing existing contracts.

     In addition to the opening of new facilities, in recent years, CCA has expanded its service capabilities and broadened its geographic presence in the United States market through a series of strategic acquisitions of prison management companies and individual facilities, as well as the acquisition of an inmate transportation company. CCA intends to continue to pursue strategic acquisitions of prison management companies and facilities when the proposed acquisition enhances shareholder value.

     CCA's executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, and its telephone number is (615) 263-3000.

RECENT DEVELOPMENTS

  PENDING MERGER

     On September 29, 1998, CCA, the Company and New Prison Realty entered into the Merger Agreement relative to the proposed Merger. Under the terms of the Merger Agreement: (i) holders of shares of the CCA Common Stock will obtain the right to receive 0.875 share of New Prison Realty for each share of CCA Common Stock they own; and (ii) holders of the Company's Common Shares and the Company's Series A Preferred Shares will continue to own 1.0 share of New Prison Realty for each share they currently own. New Prison Realty will elect to be taxed and expects to operate so as to qualify as a REIT for federal income tax purposes. The proposed Merger and the Merger Agreement are more fully described in the Company's Current Report on Form 8-K filed with the Commission on September 30, 1998, which is incorporated herein by reference. The contents of CCA's and the Company's Joint Proxy Statement prepared with respect to the Merger are included in the Registration Statement on Form S-4 filed by New Prison Realty in connection with the Merger on September 30, 1998.

  RECENT ACQUISITION OF ASSETS

     On April 17, 1998, CCA acquired all of the issued and outstanding capital stock of eight subsidiaries of USCC (the "USCC Acquisition"). By virtue of the USCC Acquisition, CCA acquired contracts to manage four currently operating facilities in Kentucky and one in North Carolina, each of which is owned by the Company, as well as one each in Florida and Texas, each of which is owned by government entities of Florida and Texas, respectively. CCA, or one of its affiliates, currently leases the four Kentucky facilities from the Company, or one of its subsidiaries, pursuant to the terms of a master lease. The North Carolina facility currently operated by CCA is owned by the Company, who leases such facility to the State of North Carolina. CCA also acquired by virtue of the USCC Acquisition the right to enter into a contract to manage a North Carolina facility owned by the Company that is currently under construction. CCA expects to operate the uncompleted North Carolina facility pursuant to a contract with the State of North Carolina, who will lease the facility from the Company. The total number of beds currently operated or under construction related to the USCC Acquisition is 5,543.

  BANK FINANCING

     On June 24, 1998, CCA entered into an Amended and Restated Credit Agreement with a syndication of banks arranged by First Union, NationsBank, and CIBC, whereby CCA's existing revolving credit facility was increased from $170.0 million to $350.0 million (the "CCA Credit Facility"). The increase and amendment to the CCA Credit Facility allows CCA to continue its budgeted expansion plans during the interim period prior to the completion of the Merger, if completed, as well as provide for working capital and funds for general corporate purposes. The CCA Credit Facility will mature on the earlier of the date of the completion of the Merger or September 6, 1999. Interest on amounts drawn under the CCA Credit Facility is based on First Union's Base Rate, plus an applicable Base Rate Margin or a LIBOR rate plus an applicable LIBOR Margin, as each of those terms is defined in the Amended and Restated Credit Agreement. As of September 25, 1998, CCA had a total indebtedness of approximately $299.0 million (including $64.0 million committed pursuant to letters of credit issued under the CCA Credit Facility).

                             MATERIAL RISK FACTORS

     An investment in the Offered Securities involves various material risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following material risk factors:

THE COMPANY IS DEPENDENT ON CCA, AS PRIMARY LESSEE OF ITS FACILITIES, FOR THE COMPANY'S REVENUES AND ABILITY TO MAKE DISTRIBUTIONS TO ITS SHAREHOLDERS

     CCA is currently the lessee of 17 of the Company's 20 facilities and will be the lessee of all of the Option Facilities, if the Company acquires those facilities. The Company's revenues, and its ability to make distributions to its shareholders, currently depend on rental payments by CCA under the lease agreements between the Company and CCA. The Company believes that CCA has sufficient assets and income to enable it to satisfy its obligations under such lease agreements at this time; however, there can be no assurance that CCA will have such assets or income in the future. Moreover, while the Company does have three lessees other than CCA (representing three of the Company's 20 operating facilities), there can be no assurance that the Company will continue to be successful in reaching lease agreements with lessees other than CCA to an extent such that the Company is not dependent on CCA as the primary source of its revenues.

     Failure by CCA or the Company's other lessees to materially comply with the terms of a lease agreement would give the Company the right to terminate such lease and enforce the lessee's obligations pursuant to the lease, but could also require the Company to find another lessee to lease such facility or risk losing its ability to elect or maintain REIT status, as applicable. Moreover, there can be no assurance that CCA or the Company's other lessees will elect to renew a lease upon the expiration of its initial term, which would also force the Company to find a suitable replacement lessee. In either circumstance, due to the nature of the corrections and detention industry, the Company may be unable to locate a suitable lessee or to attract such a lessee, and may, therefore, be required to reduce the rent, which would have the effect of reducing the Company's amounts available for distribution.

EXISTING CONFLICTS OF INTEREST WHICH MAY HAVE AN EFFECT ON THE COMPANY

     Several conflicts of interest currently exist on the part of the Company and its trustees and officers, and on the part of CCA and its directors and officers. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

     Existing Relationships Which May Give Rise to Conflicts of
Interest. Doctor R. Crants is the Chairman of the Board of Directors, President and Chief Executive Officer of CCA and the Chairman of the Board of Trustees of the Company. D. Robert Crants, III, President of the Company, is the son of Doctor R. Crants. Doctor R. Crants and D. Robert Crants, III, as well as certain other trustees and officers of the Company and directors or officers of CCA, also own, directly or indirectly, shares in both companies. D. Robert Crants, III and Michael W. Devlin, Chief Operating Officer of the Company, are principals of DC Investment Partners, LLC, a limited liability company which serves as the general partner of various private investment partnerships. DC Investment Partners, LLC is owned by D. Robert Crants, III, Michael W. Devlin, Stephens Group, Inc., an affiliate of Stephens Inc., the financial adviser to CCA in connection with the Merger, and Lucius E. Burch, III, a member of the Board of Directors of CCA. Doctor R. Crants and three other directors of CCA are investors in one or more of the private investment partnerships managed by DC Investment Partners, LLC. Rusty L. Moore, a trustee of the Company, is the spouse of a shareholder of Stokes & Bartholomew, P.A., tax and securities counsel to the Company. Stokes & Bartholomew, P.A. also provides certain legal services to CCA. Samuel W. Bartholomew, Jr., a shareholder of Stokes & Bartholomew, P.A., is also a director of CCA. J. Michael Quinlan, Chief Executive Officer of the Company, is a former employee of CCA. C. Ray Bell, a trustee of the Company, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for CCA. Because of Mr. Bell's experience in building correctional and detention facilities, it is anticipated that Mr. Bell's company may in the future build correctional and detention facilities for or on behalf of the Company or CCA.

     Potential for Future Conflicts. Because of the ongoing relationship between CCA and the Company, the companies may be in situations where they have differing interests. Such situations include the fact that; (i) CCA leases facilities from the Company; (ii) the Company has an exclusive option to acquire the Option Facilities, a right to purchase and a right of first refusal to purchase any correctional or detention facility acquired or developed and owned by CCA or its subsidiaries in the future and to provide mortgage financing for any correctional or detention facilities financed in excess of 90% of their cost by CCA or its subsidiaries in the future; and (iii) CCA has a right of first refusal to acquire the facilities it leases from the Company and, if acquired, the Option Facilities. Accordingly, the potential exists for disagreements as to the compliance with the leases between the two entities or the values of the facilities acquired or lease payments therefor in the future pursuant to the Right to Purchase Agreement. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by CCA may result in a need to modify the lease with CCA with respect to such property. Any such modification will require the consent of CCA, and the lack of consent from CCA could adversely affect the Company's ability to complete such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with CCA that it might achieve if such relationships did not exist.

OWNERSHIP OF CAPITAL SHARES OF THE COMPANY INVOLVES RISKS INHERENT IN THE CORRECTIONS AND DETENTION INDUSTRY

     The Company's business is to own correctional and detention facilities and to lease these facilities to third-party operators and managers. As such, the Company's revenues and therefore its ability to make distributions are dependent on its tenants' abilities to make rental payments. Accordingly, the Company is subject to the following risks, which are the primary operating risks generally inherent in the corrections and detention industry.

     Short-Term Nature of Government Contracts. Private prison managers typically enter into facility management contracts with government entities with terms of up to five years, with one or more renewal options that may be exercised only by the contracting government agency. No assurance can be given that any agency will exercise a renewal option in the future. Moreover, the contracting agency typically may terminate a facility contract at any time without cause by giving the private prison manager written notice. Therefore, the risk exists that a facility owned by the Company may not be the subject of a contract between a private manager and a government entity at some point during its ownership by the Company since the Company's leases generally extend for periods substantially longer than the underlying contracts with government entities. Accordingly, if a private prison manager's contract with a government entity to operate a facility is terminated, such event may adversely effect the ability of the contracting private prison manager (including CCA) to make its lease payments to the Company.

     Dependence on Government Appropriations. A private prison manager's cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated, or the management fee may be deferred or reduced. Any delays in payment could have an adverse effect on the private prison manager's cash flow and therefore its ability to make lease payments to the Company. Further, it is part of the Company's business strategy to acquire facilities from government entities and to lease those facilities to the government entity or to finance the facility for the government entity. The ability of the government entity to make payments under such leases or in connection with such financing may be dependent upon annual appropriations.

     Dependence on Government Agencies for Inmates. Private prison managers are dependent on government agencies supplying their facilities with a sufficient number of inmates to meet the facility's design capacities. A failure to do so may have a material adverse effect on a private prison manager's financial condition and results of operations and therefore its ability to make lease payments to the Company.

     Dependence on Ability to Develop New Prisons and Contracts; Opposition of Organized Labor. The success of a private prison manager in obtaining new awards and contracts may depend, in part, upon its ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Moreover, the private corrections industry is subject to public scrutiny. Negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to the Company, private prison operators and the private corrections industry in general. In addition, organized labor unions in many states, including organized labor unions consisting of state correctional and detention facility employees, have increasingly opposed the awarding of contracts to CCA. Any of these occurrences may make it more difficult for CCA or any of the Company's other private prison manager tenants to renew or maintain existing contracts or to obtain new contracts or sites on which to operate new facilities or for the Company to develop or purchase facilities and lease them to government entities, all of which would have a material effect on the Company's business.

     Options to Purchase. When the Company buys a facility from CCA which is the subject of a prison management contract between CCA and a government entity or when the Company buys a facility from or develops a facility for a government entity, the government entity may approve the management relationship on the condition that the government entity receive an option to purchase the facility for some period of time at a price that reflects fair market value. The Company expects that if it purchases a property subject to such an option or is required to grant such an option, CCA will, for any property acquired from CCA, agree to indemnify the Company with respect to the difference between the price paid by such government entity and the price paid by the Company. Further, if the option is exercised, there exists the risk that the Company will be unable to invest the proceeds in one or more properties that yield as much revenue as the property reacquired by the government entity.

     Legal Proceedings. The Company's ownership and operation of correctional and detention facilities could expose it to potential third party claims or litigation by prisoners or other persons related to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner's escape from, or a disturbance or riot at, a Company-owned facility. In addition, as an owner of real property, the Company may be subject to certain proceedings relating to personal injury of persons at such facilities. The Company may be held responsible under state laws for claims based on personal injury or property damage despite contractual provisions in its leases with CCA and other managers providing for indemnity against such claims.

OWNERSHIP OF CAPITAL SHARES OF THE COMPANY INVOLVES TAX RELATED RISKS

     Adverse Impact on Distributions of Failure of the Company to Qualify as a REIT. The Company currently operates, and intends to continue to operate, so as to qualify as a REIT under the Code. Although the Company believes that it is so organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Stokes & Bartholomew, P.A., tax counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. However, such opinion is not binding on the Internal Revenue Service or any court. See "Material Federal Income Tax Consequences."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal or tax considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Trustees to revoke the REIT election if the Board and the holders of 66 2/3% of all outstanding shares of beneficial interest of the Company entitled to vote determine that such factors make it no longer beneficial to qualify as a REIT. See "Material Federal Income Tax Consequences."

OWNERSHIP OF CAPITAL SHARES OF THE COMPANY INVOLVES RISKS INHERENT IN THE INVESTMENT IN REAL ESTATE PROPERTIES

     General. Investments in correctional and detention facilities and any additional properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Such risks include the possibility that the correctional and detention facilities and any additional properties will generate total rental rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Revenue from correctional and detention facilities and yields from investments in such properties may be affected by many factors beyond the Company's control, including changes in government regulation, general or local economic conditions, the available local supply of prison beds and a decrease in the need for prison beds.

     Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. There are no limitations on the percentage of the Company's assets that may be invested in any one property or venture; however, the Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

     Environmental Matters. Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect the amount of distributions made by the Company. Phase I environmental assessments have been obtained on all of the Company's facilities. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of the Company's facilities, review of certain public records, and visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, environmental conditions on properties owned by the Company may affect the operation or expansion of facilities located on the properties.

     Uninsured Loss. The leases the Company enters into with its tenants typically require such tenants to maintain insurance with respect to each of such facilities. CCA currently carries comprehensive liability, fire, flood (for certain facilities) and extended insurance coverage with respect to such properties with policy specifications and insurance limits customarily carried for similar properties. There are, however, certain types of losses, such as from earthquakes, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. The Company typically obtains new title insurance policies for each of its facilities at the time said facilities are acquired. There is no assurance, however, that the amount of title insurance coverage typically obtained for any of such facilities accurately reflects the current value of such correctional facilities or that title losses would be completely covered by such insurance. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the facilities owned by the Company. In the opinion of management of the Company, its facilities are adequately insured in accordance with industry standards.

THE COMPANY IS DEPENDENT ON CERTAIN INDIVIDUALS FOR ITS MANAGEMENT

     The Company is dependent on the efforts of Doctor R. Crants, currently the Chairman of its Board of Trustees, J. Michael Quinlan, currently its Chief Executive Officer, and D. Robert Crants, III, currently its President. In particular, the Company intends to continue to utilize the industry knowledge, experience and relationships of both Doctor R. Crants and J. Michael Quinlan. Doctor R. Crants has served in various managerial capacities with CCA and currently serves as its President and Chief Executive Officer and from July 1987 through December 1992, J. Michael Quinlan served as the Director of the Bureau of Prisons. If the Company were to lose the services of either of these individuals, it would lose the benefit of their extensive knowledge of, and experience in, the corrections industry. The Company has entered into employment agreements with D. Robert Crants, III and J. Michael Quinlan. Under applicable Tennessee law, which governs or will govern the interpretation and enforcement of the employment agreements with D. Robert Crants, III and J. Michael Quinlan, specific performance is not available as a remedy for violation of the agreements. Moreover, the Company may not generally enforce the provisions of the employment agreements, including noncompetition agreements, if the provisions contained therein are deemed unreasonable, provided, however, that courts might enjoin violations of covenants not to compete if the scope of the employment is deemed to require special skills that could not be attained by another employee of average competence.

THE COMPANY LACKS CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF ITS FACILITIES

     To qualify as a REIT for federal income tax purposes, the Company may not operate, or participate in, decisions affecting the operations of its facilities. Accordingly, the Company's lessees control the operations of the facilities pursuant to long-term "triple-net" leases, most of which have initial terms ranging from 10 to 12 years and three renewal terms of five years each, exercisable upon the mutual agreement of the lessee and the Company. During the terms of such leases, the Company does not have the authority to require lessees to operate the facilities leased by them in a particular manner or to govern any particular aspect of the operation of such facilities except as set forth in their respective leases. Thus, even if the Company believes a lessee is operating a facility inefficiently or in a manner adverse to the Company's interests, the Company may not require the lessee to change its method of operation. The Company is limited to seeking redress only if the lessee violates the terms of a lease, in which case the Company's primary remedy is to terminate the lease or, in certain circumstances, all of the leases, and seek to recover damages from the lessee. If a lease is terminated, the Company will be required to find another suitable lessee or risk losing its ability to elect or maintain REIT status, as applicable.

THE COMPANY IMPOSES LIMITS ON THE OWNERSHIP OF ITS CAPITAL SHARES TO MAINTAIN QUALIFICATION AS A REIT

     For the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Code. See "Material Federal Income Tax Consequences -- Taxation of the Company -- Income Tests." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant) apply in determining whether these requirements are met. For the purpose of preserving the Company's REIT qualification, the Company's Declaration of Trust, as amended and restated (the "Declaration of Trust"), prohibits direct or constructive ownership by any person of more than 9.8% of the Company's Common Shares or more than 9.8% of the Company's Preferred Shares (including the Company's Series A Preferred Shares) (such ownership limit being referred to as the "Ownership Limit"). The constructive ownership rules in the Code are complex and may cause the Common Shares or the Preferred Shares owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares or the Preferred Shares (or the acquisition of an interest in an entity which owns the Common Shares or the Preferred Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Shares or the Preferred Shares, and thus subject such Common Shares or Preferred Shares to the Ownership Limit. Direct or constructive ownership of the Common Shares or the Preferred Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be held in trust as Shares-in-Trust (as hereinafter defined) for the benefit of one or more charitable organizations. See "Description of Capital Shares -- Restrictions on Ownership of Capital Shares." These provisions may inhibit market activity and the resulting opportunity for shareholders to realize a premium for the Common Shares or the Series A Preferred Shares or any of the Offered Securities if a shareholder were attempting to assemble a block of shares in excess of the Ownership Limit. These provisions could also have the effect of making it more difficult for a third-party to acquire control of the Company, including certain acquisitions the shareholders may deem to be in their best interests. See
"-- Certain Provisions of the Company's Governing Documents May Limit Changes in Control of Shares." Also, there can be no assurance that such provisions will in fact enable the Company to meet relevant REIT ownership requirements. See "Description of Capital Shares -- Restrictions on Ownership of Capital Shares."

     Notwithstanding the foregoing, the Company and CCA have entered into the Merger Agreement relative to the Merger. See "The Company -- Recent Developments -- Pending Merger."

CERTAIN PROVISIONS OF THE COMPANY'S GOVERNING DOCUMENTS MAY LIMIT CHANGES IN CONTROL OF THE COMPANY

     Certain provisions of the Declaration of Trust and the Company's Bylaws, as amended (the "Bylaws"), including provisions imposing the Ownership Limit (which are described specifically in the immediately preceding paragraph and under "Description of Capital Shares -- Restrictions on Ownership of Capital Shares" and which generally prohibit any shareholder from owning more than 9.8% of the Common Shares or 9.8% of the Preferred Shares), authorizing the issuance of the Preferred Shares and requiring staggered terms for the Company's Board of Trustees, and certain provisions of Maryland law regarding business combinations and control share acquisitions, could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the shareholders of the Company from being paid a premium for their Common Shares. The Declaration of Trust authorizes the Company's Board of Trustees to issue the Preferred Shares in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof, all without shareholder approval. The authorization of the Preferred Shares may have an anti-takeover effect because it gives the Company's Board of Trustees the power to issue the Preferred Shares at its sole discretion on such terms as it, in its sole discretion, deems proper, which may have a dilutive effect on or otherwise deter any potential acquirer of the Company. The Declaration of Trust provides for three classes of trustees, as nearly equal in size as is practicable (exclusive of trustees elected by holders of the Series A Preferred Shares when dividends are in arrears). Each class of trustees holds office until the third annual meeting for selection of trustees following the election of such class. The Declaration of Trust further provides that the Company's Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, only by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees. These provisions may have an anti-takeover effect because a third party will be unable to acquire immediate control of the Company's Board of Trustees due to the existence of the classified board and will further be unable to remove trustees without majority shareholder approval.

     Notwithstanding the foregoing, the Company and CCA have entered into the Merger Agreement relative to the Merger. See "The Company -- Recent Developments -- Pending Merger."

THE COMPANY'S BOARD OF TRUSTEES MAY CHANGE THE COMPANY'S INVESTMENT AND FINANCING POLICIES WITHOUT VOTE OF THE COMPANY'S SHAREHOLDERS

     The Board of Trustees determines the Company's investment and financing policies with respect to certain activities, including its growth, capitalization, distribution and operating policies. Although the Board of Trustees has no present intention to revise these policies, the Board of Trustees may do so at any time without a vote of the Company's shareholders. Any such determination may have an adverse effect on the Company's results of operations or its ability to make, or the amount of, its distributions to shareholders.

RISKS OF LEVERAGE AND FLOATING RATE DEBT

     The Company's current total indebtedness is approximately $236.7 million under the Company Credit Facility, which bears interest generally at a rate of LIBOR plus 1.50%. Consequently, this substantial interest expense has increased the Company's exposure to the risks associated with debt financing. The Company's substantial leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial decrease in operating cash flow or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iii) the Company's higher level of debt and resulting interest expense could make it difficult for the Company to make distributions to shareholders; (iv) the Company's higher level of debt and resulting interest expense may place it at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness; and (v) the Company's greater leverage may make it more vulnerable to a downturn in its business or the economy generally. Moreover, the floating interest rates on these debt obligations could result in higher interest rates, thereby increasing the Company's interest expense on its floating rate debt and reducing funds available for distribution to the Company's shareholders. Finally, the Company's existing credit facility contains a cross-default clause tied to the default of any other Debt (as defined in the credit facility) incurred by the Company. Any indebtedness incurred by the Company under the credit facility may become immediately due and payable if the Company suffers a technical or any other default on any Debt. The Company currently has no Debt other than the $300.0 million credit facility.

THE COMPANY IS DEPENDENT ON OUTSIDE FINANCING TO SUPPORT ITS GROWTH

     The agreements governing the Company Credit Facility contain various restrictive covenants, including, among others, provisions generally restricting the Company from incurring certain additional indebtedness in excess of $1.0 million, engaging in transactions with shareholders and affiliates, incurring certain liens, liquidating or disposing of all or substantially all of its assets or declaring or paying dividends, or having its subsidiaries do the same, except under certain specified circumstances. In addition, these agreements require the Company to maintain certain specified financial ratios. The Company expects similar restrictions to apply to any future credit facilities or financings it may obtain. These limitations may restrict the Company's ability to obtain additional debt capital or limit its ability to engage in certain transactions. In addition, any breach of these limitations could result in the acceleration of most of the Company's outstanding indebtedness. The Company may not be able to refinance or repay this indebtedness in full under such circumstances.

     The Company intends to continue its current growth strategy, which includes acquiring and expanding correctional and detention facilities as well as other properties. The Company generally cannot fund its growth from cash from its operating activities because the Company must distribute to its shareholders at least 95% of its taxable income each year to maintain its status as a REIT. Consequently, the Company must rely primarily upon the availability of debt or equity capital to fund acquisitions and improvements. There can be no assurance that the Company will continue to have access to the capital markets to fund future growth at an acceptable cost. In addition, the Company's Board of Trustees has adopted a policy of limiting indebtedness to not more than 50% of the Company's total capitalization, which could also limit the Company's ability to incur additional indebtedness to fund its continued growth.

YEAR 2000 COMPLIANCE ISSUES MAY HAVE AN EFFECT ON THE COMPANY AND CCA

  Generally

     The Year 2000 issue generally relates to computer programs that were written using two digits rather than four to define the applicable year. In those programs, the year 2000 may be incorrectly identified as the year 1900, which can result in a system failure or miscalculations causing a disruption of operations, including a temporary inability to process transactions, prepare financial statements or engage in other normal business activities. The following discussion identifies the actions taken by each of CCA and the Company to assess and address the Year 2000 issues facing the companies.

  Impact on CCA

     CCA's Year 2000 compliance program is focused on addressing Year 2000 readiness in the following areas: (i) CCA's information technology hardware and software; (ii) material non-information technology systems; (iii) Year 2000 compliance of third parties with which CCA has a material relationship; (iv) systems used to track and report assets not owned by CCA (e.g. inmate funds and personal effects); and (v) development of contingency plans.

     CCA has completed an initial assessment and remediation of its key information technology systems, including its client server and minicomputer hardware and operating systems and critical financial and nonfinancial applications. Remediation efforts as of the date hereof include upgrades of CCA's minicomputer hardware and critical financial applications. Based on this initial assessment and remediation efforts, CCA believes that these key information technology systems are "Year 2000 compliant." However, there can be no assurance that coding errors or other defects will not be discovered in the future. CCA is in the process of evaluating the remaining noncritical information technology systems for Year 2000 compliance.

     CCA manages and operates facilities it owns, facilities it leases from the Company, and facilities owned by and leased from government entities. CCA is currently evaluating whether the material non-information technology systems such as security control equipment, fire suppression equipment and other physical plant and equipment at both the facilities it owns and the facilities it leases from the Company are Year 2000 compliant. CCA will also request that the owners of the government facilities it manages provide Year 2000 certification for material information technology and non-information technology systems at those facilities.

     All CCA managed correctional facilities, as a part of general operating policy, have existing contingency plans that are deployed in the event key operational systems, such as security control equipment, fail (e.g. when a power failure occurs). In addition, the correctional facilities' key security systems are "fail secure" systems which automatically "lock down" and are then operated manually should the related electronic components fail. Therefore, CCA management believes no additional material risks associated with the physical operation of its correctional facilities are created as a result of potential Year 2000 issues.

     CCA depends upon the proper functioning of third-party computer and non-information technology systems. These third parties include governmental agencies for which CCA provides services, commercial banks and other lenders, construction contractors, architects and engineers, and vendors such as providers of food supplies and services, inmate medical services, telecommunications and utilities. CCA has initiated communications with third-parties with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. CCA has not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts.

     If third parties with whom CCA interacts have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of construction contractors and architects and engineers, the delayed construction of correctional facilities; (ii) in the case of vendors, disruption of important services upon which CCA depends, such as medical services, food services and supplies, telecommunications and electrical power; (iii) in the case of governmental agencies, delayed collection of accounts receivable potentially resulting in liquidity stress; (iv) in the case of banks and other lenders, the disruption of capital flows potentially resulting in liquidity stress.

     CCA is also evaluating Year 2000 compliance of other software applications used to track and report assets that are not the property of CCA. This includes applications used to track and report inmate funds and the inmates' personal effects.

     CCA is currently developing a contingency plan that is expected to address financial and operational problems that might arise on and around January 1, 2000. This contingency plan would include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption and identifying alternative vendors and back-up processes that do not rely on computers, whenever possible. CCA management expects to have the contingency plan completed by mid-year 1999.

     CCA has incurred and expects to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, computer systems' remediation and replacement and non-information technology systems' remediation and replacement (including validation) in order to achieve Year 2000 compliance. CCA currently estimates that these costs will total approximately $4.0 million. Of this total it is estimated that $2.5 million will be for the repair of software problems and $1.5 million will be for the replacement of problem systems and equipment. As of September 25, 1998, CCA has incurred $500,000 in Year 2000 program costs. These costs are expensed as incurred. Management of CCA believes there will be no material impact on CCA's financial condition or results of operations resulting from other information technology projects being delayed due to Year 2000 efforts.

     The costs of the Year 2000 program and the date on which CCA plans to complete it are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. CCA can give no assurance that these estimates will be achieved, and actual results could differ materially from CCA's plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

  Impact on the Company

     The Company has reviewed its computer systems and software applications and believes that both are Year 2000 compliant. However, there can be no assurance that coding errors or other defects will not be discovered in the future. Because CCA manages 18 of the Company's 20 completed facilities, the Company may be vulnerable to CCA's failure to remedy its Year 2000 issues. Management of the Company is currently reviewing CCA's Year 2000 compliance program and upon completion of such review will determine the extent to which it will be vulnerable to CCA's failure to remedy its Year 2000 problems and the potential effect of any such failures.

A FLUCTUATION IN MARKET INTEREST RATES MAY AFFECT THE PRICE OF THE COMPANY'S CAPITAL SHARES

     One of the factors that may affect the price of the Company's Capital Shares is the amount of its distributions to shareholders in comparison to yields on other financial instruments. An increase in the market interest rate would provide higher yields on other financial instruments, which could adversely affect the price of the Company's Capital Shares.

FACTORS TO BE CONSIDERED BY ERISA PLAN FIDUCIARIES

     Depending upon the particular circumstances of the plan, an investment in the Offered Securities may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively, "IRAs"). The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. In deciding whether to purchase any of the Offered Securities, a fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (an "ERISA Plan"), in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

RISKS RELATED TO THE PROPOSED MERGER

  General

     The Company has entered into the Merger Agreement with CCA relative to the Merger. See "The Company -- Recent Developments -- Pending Merger." Upon completion of the Merger, purchasers of any Common Shares or Preferred Shares offered hereunder or any Offered Securities which are convertible into Common Shares will continue to own securities of the surviving company. Accordingly, if completed, the

Merger involves additional material risks to prospective purchasers of the Offered Securities. The Merger and the Merger Agreement and the material risk factors and the material federal income tax consequences with respect to the Merger, among other things, are more fully described in the Company's Current Report on Form 8-K filed with the Commission on September 30, 1998, which is incorporated herein by reference.

  Ineligibility to Vote on the Proposed Merger

     The Board of Trustees of the Company has set the close of business on Wednesday, October 14, 1998 as the record date (the "Company Record Date") for the special meeting of the shareholders of the Company's Common Shares, to be held on Thursday, December 3, 1998 for the purpose of considering a proposal to approve the Merger (the "Company Special Meeting"). Only holders of record of the Company's Common Shares as of the Company Record Date will be entitled to notice of and to vote at the Company Special Meeting. Accordingly, absent any adjournment or postponement of the Company Special Meeting which requires that the Company Record Date be reset, no investor who, after the Company Record Date, purchases any of the Offered Securities which grant holders the right to vote on matters such as the Merger, will be eligible to vote on the Merger at the Company Special Meeting. Such purchasers will therefore be subject to the outcome of the vote on the Merger at the Company Special Meeting without casting a vote at such meeting.

  Tax Legislation

     On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal affecting REITs potentially could affect the viability of the Merger if enacted as proposed. The Proposal is discussed in greater detail in the Joint Proxy Statement prepared relative to the Merger, which is contained in the Company's Current Report on Form 8-K filed with the Commission on September 30, 1998. This discussion is incorporated herein by reference. Neither of the two provisions were included in the Internal Revenue Service Restructuring Reform Act of 1998, signed into law on July 22, 1998, or in the tax provisions of the Transportation Equity Act for the 21st Century, signed into law on June 9, 1998. However, legislation containing provisions similar to the Proposal could be introduced in Congress at any time. Moreover, other legislation, as well as administrative interpretations or court decisions, could also change the tax laws with respect to REIT qualification and the federal income tax consequences of such qualification. The adoption of any such legislation, regulation, administrative interpretation or court decision could have a material adverse effect on the Merger and thus could adversely impact the results of operations, financial condition and prospects of the Company.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) future acquisitions (including acquisitions of companies and/or other real estate properties in accordance with the Company's business objectives and strategy), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any of the Offered Securities in short-term investment grade instruments, interest bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or may use them to reduce short-term indebtedness.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED SHARE DIVIDENDS

     The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends of the Company for the periods indicated. The ratio of earnings to fixed charges and preferred share dividends was computed by dividing earnings by fixed charges and preferred share dividends. For the purpose of computing these ratios, earnings consist of net income plus fixed charges. Fixed charges consist of interest on borrowed funds and amortization of debt issuance cost. Preferred share dividends consist of those dividends accrued on the Company's Series A Preferred Shares during the respective periods shown.

                                                                            THREE AND SIX MONTHS ENDED
                                                         YEAR ENDED       ------------------------------
                                                      DECEMBER 31, 1997   MARCH 31, 1998   JUNE 30, 1998
                                                      -----------------   --------------   -------------
Ratio of Earnings to Fixed Charges and Preferred
  Share Dividends(1)................................        78.9               5.0              6.8

---------------

(1) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest expense and amortization of loan origination fees. Earnings consist of net income (loss) before income taxes and extraordinary items, plus fixed charges.

                         DESCRIPTION OF CAPITAL SHARES

GENERAL

     The authorized capital stock of the Company consists of 90,000,000 Common Shares and 10,000,000 Preferred Shares. The following summary description of the Common Shares, the Preferred Shares and the Common Share Purchase Rights or Warrants sets forth certain general terms and conditions of the capital stock of the Company to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Company's Amended and Restated Declaration of Trust, including the Articles Supplementary for the Series A Preferred Shares (the "Declaration of Trust"); and (ii) its Bylaws, which documents are incorporated by reference to this Registration Statement.

DESCRIPTION OF COMMON SHARES

     As of September 25, 1998, 21,581,033 Common Shares were issued and outstanding. A description of the Company's Common Shares is set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on May 28, 1997. The Common Shares of the Company are listed on the NYSE under the symbol "PZN."

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other capital shares of the Company, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefore and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

     Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of capital shares, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company's Declaration of Trust regarding excess shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "MRL"), appraisal rights.

     The registrar and transfer agent for the Common Shares is Boston EquiServe Limited Partnership, an affiliate of BankBoston, N.A.

DESCRIPTION OF PREFERRED SHARES

     The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Declaration of Trust and the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

     The Declaration of Trust authorizes the issuance of 10,000,000 Preferred Shares. As of September 25, 1998, 4,300,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares are listed on the NYSE under the symbol "PZN Pr A." A description of the Company's Series A Preferred Shares is set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on January 27, 1998, and incorporated herein by reference. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (10) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (11) any limitations on direct, beneficial or constructive ownership. The applicable Prospectus Supplement will also include a discussion of federal income tax considerations applicable to such Preferred Shares.

     General. The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

     The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Shares and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Shares"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Shares") or senior to (the "Senior Shares") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Shares shall be junior to all outstanding debt of the Company. The Preferred Shares shall be subject to creation of Senior Shares, Parity Shares and Junior Shares to the extent not expressly prohibited by the Declaration of Trust.

     Dividends. Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in securities of the Company or from any other source as the Board of Trustees in its discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each authorized dividend shall be payable to holders of record as they appear at the close of business on the books of the Company on such record dates, which shall not be more than 90 calendar days preceding the payment dates therefor, as such dates are determined by the Board of Trustees (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of Trustees fails to authorize a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are authorized payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be authorized or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of the Company ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been authorized and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in Junior Shares) may be authorized, set aside or paid on the Junior Shares, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any of its Junior Shares (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Shares and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Shares (or pay any monies into a sinking fund for the redemption of any such shares otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and Parity Shares (except by conversion into or exchange for Junior Shares).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

     Redemption. The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

     Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares or any Junior Shares on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Shares are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Shares, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

     The MRL does not contain any sections on the power of a Maryland real estate investment trust, such as the Company, to make distributions, including dividends, to its shareholders. It is possible that a Maryland court may look to Maryland general corporate law ("MGCL") for guidance on matters, such as the making of distributions to shareholders, not covered by the MRL. The MGCL requires that, after giving effect to a distribution, (1) the corporation must be able to pay its debts as they become due in the usual course of business and
(2) the corporation's assets must at least equal the sum of its liabilities and the preferential rights on dissolution of stockholders whose rights on dissolution are superior to those stockholders receiving the distribution. However, the MGCL also provides that the charter of the corporation may provide that senior dissolution preferences shall not be included with liabilities for purposes of determining amounts available for distribution. The applicable articles supplementary may include such a provision.

     Voting. The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Shares), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Shares or Parity Shares, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination of the Company, shall not be considered to be such an adverse change.

     No Other Rights. The share of a series of Preferred Shares will not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

     Transfer Agent and Registrar. The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

COMMON SHARE PURCHASE RIGHTS

     The applicable Prospectus Supplement will describe the specific terms of any rights or warrants to purchase Common Shares offered thereby, including, among other things: the duration, offering price and exercise price of the Common Share Purchase Rights and any provisions for the reallocation of Common Share Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Share Purchase Rights will be issued (the Company's shareholders, the general public or others) and any conditions to the offer and sale of the Common Share Purchase Rights offered thereby.

RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Material Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Company from a lessee will not qualify as rents from real property, which likely would result in loss of REIT status for the Company, if the Company owns, directly or constructively, 10% or more of the ownership interests in a lessee within the meaning of Section 856(d)(2)

(B) of the Code. See "Material Federal Income Tax Considerations -- Taxation of the Company -- Income Tests."

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of (i) the number of outstanding Common Shares or (ii) the number of outstanding Preferred Shares (the "Ownership Limit" or "Ownership Limit Provision"). Any transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common Shares or Preferred Shares.

     Subject to certain exceptions described below, any purported transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common Shares or Preferred Shares. The record holder of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common Shares or Preferred Shares to the Company for registration in the name of the trustee of the Share Trust (the "Share Trustee"). The Share Trustee will be designated by the Company, but will not be affiliated with the Company or any Prohibited Owner. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common Shares or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust and will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay the Share Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Shares or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or bequest, the Market Price (as hereinafter defined) per share on the date of such transfer) or (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or bequest, the Market Price (as hereinafter defined) per share on the date of such transfer) or (ii) the Market Price (as hereinafter defined) per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" means the last reported sales price of the Common Shares or Preferred Shares, as applicable, reported on the NYSE on the trading day immediately preceding the relevant date, or if such shares are not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if such shares are not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees.

     Any person who acquires or attempts to acquire Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common Shares or Preferred Shares that were transferred to a Share Trust, will be required (i) to give immediate written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common Shares and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common Shares and Preferred Shares owned directly or indirectly by such owner, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit Provision.

     The Ownership Limit generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon such conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limit under certain circumstances.

     All certificates representing Common Shares or Preferred Shares bear a legend referring to the restrictions described above.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Share warrants or through the issuance of Preferred Shares convertible into Common Shares (whether such Common Share warrants or Preferred Shares are listed on a securities exchange or otherwise) or a combination of such methods of distribution, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of the Offered Securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Any Common Shares sold pursuant to this Prospectus will be listed on the NYSE, subject to official notice of issuance. Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities other than Common Shares will be a new issue with no established trading market. The Company may elect to list any series of Preferred Shares or other securities on an exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the taxation of the Company and the material federal income tax consequences to holders of the Offered Securities is for general information only, and is not tax advice. The tax treatment of a holder of Offered Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Offered Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Offered Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, foreign corporations and persons who are not citizens of the United States) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     The following summary does not take into account the Merger. See "The Company -- Recent Developments -- Pending Transaction." If completed, the Merger will involve additional material federal income tax consequences to prospective investors. The Company has filed a Joint Proxy Statement relative to the Merger, which discusses the material federal income tax consequences of the Merger and the operations of the surviving entity after the Merger. This Joint Proxy Statement is contained in the Company's Current Report on Form 8-K filed with the Commission on September 30, 1998, and the discussion of the material federal income tax consequences contained therein is incorporated herein by reference.

     INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY

     General. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. The Company believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Because these sections of the Code are highly technical and complex, no assurance can be given that the Company qualifies or will remain qualified as a REIT.

     The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     Stokes & Bartholomew, P.A. has acted as special tax counsel to the Company. Prior to issuance of Offered Securities pursuant to this Prospectus, the Company will receive an opinion of Stokes & Bartholomew, P.A. that the Company qualifies as a REIT for federal income tax purposes and that its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based upon, and subject to, certain assumptions and various factual representations of the Company, which are incorporated into such opinion and are addressed in this discussion of "Material Federal Income Tax Consequences." Opinions of counsel are not binding on the Internal Revenue Service ("IRS") or courts. Accordingly, there can be no assurance that the IRS will not successfully assert a position contrary to the opinion of Stokes & Bartholomew, P.A., and therefore prevent the Company from qualifying as a REIT. Qualification and taxation as a REIT also depends upon the Company's ability to meet, through actual annual operating results, distribution requirements, diversity of stock ownership requirements and the various other qualification tests imposed under the Code, the results of which will not be reviewed by Stokes & Bartholomew, P.A. Thus, there can be no assurance that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Material Federal Income Tax Consequences -- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) of income that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and certain involuntary conversions), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this purpose, of the 4% excise tax, any income, including net capital gains, upon which the Company pays regular corporate income tax is treated as having been distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association: (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (vi) is deemed to be satisfied in any year that the REIT satisfies certain recordkeeping requirements and does not know, or by the exercise of reasonable diligence would not have known, of any failure to meet such condition.

     The Company has previously issued sufficient Common Shares to allow it to satisfy conditions (v) and (vi). The Company also intends to satisfy applicable recordkeeping requirements and to exercise reasonable diligence to insure that condition (vi) is satisfied, thereby qualifying for the relief described above. In addition, the Company's Declaration of Trust provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Shares -- Restrictions on Ownership of Capital Shares."

     Income Tests. To maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT, however, (i) may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property, and (ii) may render a de minimis amount of otherwise impermissible services, if the amount received for such services does not exceed 1% of all of the income from the property during the tax year. The amount treated as received for impermissible services generally may not be less than 150% of the cost to the REIT in rendering or furnishing such services. Amounts received for otherwise impermissible services do not qualify as "rents from real property" even if within the 1% limitation. Furthermore, if the amount received by the REIT for impermissible services exceeds the 1% limitation, then no amounts received or accrued from the property during the tax year qualify as "rents from real property."

     Pursuant to the leases between the Company and CCA (the "Leases"), CCA leases from the Company the land, buildings and improvements comprising 17 of the Company's 20 facilities (the "Facilities") and certain personal property located at the Facilities for initial terms ranging from 10 to 12 years. Upon mutual agreement of the parties, each Lease may be extended for up to three additional five-year terms. The Leases are "triple net" leases which will require CCA to pay substantially all expenses associated with the operation of the Facilities, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses. The minimum rent for the first year of each Lease is a fixed amount. Thereafter, minimum rent will be increased each year by the Base Rent Escalation.

     On an ongoing basis, the Company will use its best efforts: (i) not to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) not to rent any property to a Related Party Tenant (taking into account the constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT; (iii) not to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or (iv) not to perform more than a de minimis amount of services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing objectives, which failure may jeopardize the Company's status as a REIT. For a discussion of the consequences of any failure by the Company to qualify as a REIT, see "-- Failure to Qualify."

     Rents under the Leases will constitute "rents from real property" only if the Leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage with respect to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Leases should be treated as true leases for federal income tax purposes, based, in part, on the following facts: (i) the Company and CCA intend for their relationship to be that of a lessor and lessee and such relationship is so documented by lease agreements; (ii) CCA has the right to exclusive possession and use and quiet enjoyment of the Facilities during the term of the Leases; (iii) CCA bears the cost of, and is responsible for, day-to-day maintenance and repair of the Facilities, and will dictate how the Facilities are operated, maintained, and improved; (iv) CCA bears all of the costs and expenses of operating the Facilities during the terms of the Leases; (v) CCA will benefit from any savings in the costs of operating the Facilities during the terms of the Leases; (vi) CCA has agreed to indemnify the Company against all liabilities imposed on the Company during the term of the Leases by reason of (a) injury to persons or damage to property occurring at the Facilities, or
(b) CCA's use, management, maintenance or repair of the Facilities; (vii) CCA is obligated to pay substantial fixed rent for the period of use of the Facilities;
(viii) CCA stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Facilities; (ix) the useful lives of the Facilities are significantly longer than the terms of the Leases; and (x) the Company will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Facilities during the terms of the Leases.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Company receives from CCA may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     For the rents to constitute "rents from real property," the other requirements enumerated above also must be satisfied. One requirement is that the rent attributable to personal property leased in connection with the lease of a Facility must not be greater than 15% of the total rent received under the Leases. The rent attributable to the personal property in a Facility is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Facility at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Facility at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company currently leases certain personal property to CCA pursuant to the Leases. The Adjusted Basis Ratio with respect to each Lease is, however, less than 15%. Accordingly, rent received by the Company should satisfy this requirement.

     A second requirement for qualification of the rents as "rents from real property" is that the rent must not be based in whole or in part on the income or profits of any person. The rent paid by CCA for the Facilities is a fixed amount (as adjusted based in part on the gross revenues of each Facility) and is not based in whole or in part on the net income of the Facilities. Thus, the rent should also satisfy this requirement.

     A third requirement for qualification of the rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of CCA or any other tenant of the Company's facilities. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Declaration of Trust provides that no person may own, directly or constructively, more than 9.8% of the outstanding Common Shares or 9.8% of the outstanding Preferred Shares, unless such ownership restriction is waived by the Company. See "Description of Capital Shares -- Restrictions on Ownership." Assuming the ownership restrictions contained in the Declaration of Trust are complied with or are waived only with respect to persons who are not tenants of the Company (applying for purposes of this determination the constructive ownership rules), the Company should never enter into a lease with a Related Party Tenant. Furthermore, the Company has represented that it will not lease to a Related Party Tenant. The constructive ownership rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with tenants who, through application of such rules, will constitute Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT.

     A fourth requirement for qualification of the rents as "rents from real property" is that the Company cannot furnish or render more than a de minimis amount of noncustomary services to the tenants of the Facilities, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Leases are respected as true leases, the Company should satisfy this requirement because it is not performing for CCA any services other than customary services. Furthermore, the Company has represented that, with respect to other properties that it acquires in the future, it will not perform more than a de minimis amount of noncustomary services with respect to the tenant of the property. As described above, however, if the Leases are recharacterized as service contracts or partnership agreements, the rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render more than a de minimis amount of services to the occupants of the Facilities other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     Based on the foregoing, the rent should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not successfully assert a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Other Issues. Because the Facilities were acquired from and leased back to CCA, the IRS could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of the Facilities exceeds the purchase price paid by the Company. In litigated cases involving sale-leasebacks which have considered this issue, courts generally have concluded that buyers have realized prepaid rent where both parties acknowledged that the purported purchase price for the property was substantially less than fair market value, and the proposed rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, no assurance can be given that the IRS could not successfully assert the existence of prepaid rental income in such circumstances. The value of property and the fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge. If the Company is deemed to have realized prepaid rental income, it may have difficulty meeting the annual distribution requirements, as it will have received no funds with which to make a distribution.

     Additionally, Section 467 of the Code (concerning leases with increasing rents) may apply to these Leases because they provide for rents that increase from one period to the next. Section 467 provides that in the case of a so-called "disqualified leaseback agreement," rental income must be accrued at a constant rate. If such constant rate accrual is required, the Company would recognize rental income in excess of cash rents and, as a result, may fail to meet the 95% dividend distribution requirement. "Disqualified leaseback agreements" include leaseback transactions where a principal purpose of providing increasing rent under the agreement is the avoidance of federal income tax. The Company and CCA have represented that the principal purpose of rent increases under the Leases is not the avoidance of federal income taxes. Furthermore, under proposed Treasury Regulations, tax avoidance is not considered a principal purpose where the lessee is required to pay third party costs, such as insurance, maintenance and taxes, or where rent is adjusted based on reasonable price indices. Accordingly, the Company believes that the Leases will not be subject to rent leveling under Code Section 467. It should be noted, however, that leases involved in sale-leaseback transactions are subject to special scrutiny under this Section.

     Assets Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by partnerships in which the Company owns an interest), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company has represented that, as of the date of this Prospectus, and will represent as of the date of each applicable Prospectus Supplement, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities, and (ii) it will not own any securities that do not satisfy the 75% asset requirement (except for the stock of subsidiaries with respect to which it holds 100% of the stock). In addition, the Company has represented that it will not acquire or dispose of assets in the future in a way that would cause it to violate either asset requirement. Based on the foregoing, the Company should satisfy both asset requirements for REIT status.

     If the Company should fail inadvertently to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter, and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Annual Distribution Requirements. The Company, to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company will be required to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income", as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this purpose, any income, including net capital gains, upon which the Company pays regular corporate income tax is treated as having been distributed to shareholders. The Company intends to make timely distributions sufficient to avoid the 4% excise tax. Although the Company may elect to retain and pay tax on some or all of its net capital gain, this should not result in the imposition of the excise tax. See "-- Taxation of Taxable Domestic Shareholders."

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses, and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Capital Shares that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate (or generally a trust for tax years of such trust beginning before January 1, 1997) the income of which is subject to United States federal income taxation regardless of its source or
(iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as set forth below.

     Distributions Generally. Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder's respective shares of capital stock and thereafter will be taxable as gain realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the Shareholder on December 31 of such year, provided that the U.S. Shareholder dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include on their own income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, shareholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

     Capital Gain Dividends. Dividends to U.S. Shareholders that are properly designated by the Company as capital gain dividends will be treated as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain) without regard to the period for which the shareholder has held his stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Under recently-enacted legislation effective for gains taken into account after May 6, 1997, individual U.S. Shareholders and U.S. Shareholders that are estates and trusts are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. The legislation provides that Treasury Regulations may be prescribed to apply these rules in the case of sales and exchanges by pass-through entities such as REITs. It is anticipated that such Treasury Regulations or other guidance will provide procedures for REITs to report the information necessary for U.S. Shareholders to compute the appropriate tax in respect of capital gain dividends.

     Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its shareholders. In such event, the shareholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

     Passive Activity and Loss; Investment Interest Limitations. Distributions from the Company and gain from the disposition of the Capital Shares ordinarily will not be treated as passive activity income, and therefore, U.S. Shareholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Capital Shares and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

     Dispositions of Capital Shares. A U.S. Shareholder will recognize gain or loss on the sale or exchange of Capital Shares to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of Capital Shares held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Shareholder with respect to such shares.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Capital Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described at Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more of such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the look through exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Capital Shares contained in the Declaration of Trust, the Company does not expect to be classified as a "pension held REIT."

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described herein, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Trustees, nor any of their Affiliates expects to undertake the preparation for filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Capital Shares. Generally, IRS Form 990-T must be filed with the IRS by April 15 of the year following the year to which it relates.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Shareholders will be subject to United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in the Company is not so effectively connected. The Company expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 or applicable successor form with the Company, claiming that the distribution is "effectively connected" income.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder's basis in its Capital Shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

     The Company will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. To take advantage of a reduced withholding rate under a tax treaty, the Non-U.S. Shareholder must file an appropriate form with the Company. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Shareholder exceeds the shareholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Shareholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

     Unless the Capital Shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Shareholder generally will not be subject to United States taxation. The Capital Shares will not constitute a United States real property interest if the Company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically-controlled REIT, and therefore that the sale of shares in the Company will not be subject to taxation under FIRPTA. However, because the Capital Shares are publicly traded, no assurance can be given that the Company will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If the Company did not constitute a domestically-controlled REIT, whether a Non-U.S. Shareholder's sale of Capital Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which shares of the Company currently are listed) and on the size of the selling shareholder's interest in the Company. Where Capital Shares are readily traded on an established securities market and where the Selling Shareholder owns (including constructive ownership) during a specified testing period no more than 5% of that class of shares, the sale is not subject to tax under FIRPTA. If the gain on the sale of the Company's shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Capital Shares from a Non-U.S. Shareholder will not be required under FIRPTA to withhold on the purchase price if the purchased Capital Shares are "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of Capital Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

     The following is intended to be a summary only and is not a substitute for careful planning with a professional. Employee benefit plans subject to ERISA and other sections of the Code should consult with their own tax or other appropriate counsel regarding the application of ERISA and the Code to an ERISA Plan's decision whether to acquire the Offered Securities. ERISA Plans should also consider the entire discussion under the heading of "Material Federal Income Tax Consequences."

     Before determining whether to acquire Offered Securities pursuant to this Prospectus, an ERISA Plan fiduciary should ensure that such approval is in accordance with ERISA's general fiduciary standards, as set forth in Part 4 of Subtitle B of Title I of ERISA. In making such a determination, an ERISA Plan fiduciary should ensure that the acquisition of Offered Securities is in accordance with the governing instruments and the overall policy of the ERISA Plan and should consider the effect of such acquisition on the ERISA Plan's compliance with the diversification and composition requirements of ERISA. Fiduciaries of IRAs or employee benefit plans qualified under Code Section 401(a) that are not subject to ERISA, such as governmental plans, church plans, and plans that do not cover any common law employees ("Non-ERISA Plans"), should carefully consider the impact of applicable state law and the terms of the IRA or Non-ERISA Plan document on the IRA's or Non-ERISA Plan's decision whether to acquire Offered Securities.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed on for the Company by Stokes & Bartholomew, P.A., Nashville, Tennessee, and, if applicable, for the underwriters or agents by counsel to be identified in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and subsidiaries incorporated by reference or appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in giving said reports.

     The consolidated financial statements and schedule of CCA and subsidiaries incorporated by reference or appearing in CCA's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in giving said reports.
                                       33